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                                                                     EXHIBIT 3.9

                          CERTIFICATE OF INCORPORATION

                                       OF

                         GRAND VALLEY ACQUISITION, INC.

     FIRST:   The name of the corporation is Grand Valley Acquisition, Inc. (the
"Corporation").

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share ("Common Stock").

     The following is a statement of the voting powers and the designations, preferences and other special rights, and the qualifications, limitations or restrictions in respect of each class of capital stock of the Corporation.

                                  COMMON STOCK

     1. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written action in lieu of meetings). There shall be no cumulative voting.

     2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

     3. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

     4. OTHER RIGHTS. Except as otherwise provided in this Certificate of Incorporation, each share of Common Stock shall be identical in all respects, shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

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     FIFTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

     SIXTH:   Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     SEVENTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment, modification or repeal.

     EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

     NINTH:   The name and mailing address of the incorporator is as follows:

         Mailing Address                           Name
         ---------------                           ----
         c/o Woodcraft Industries, Inc.            John F. Fitzpatrick
         525 Lincoln Avenue SE
         St. Cloud, MN  56304

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     THE UNDERSIGNED incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this certificate, hereby declaring and certifying that it is his free act and deed and the facts herein stated are true, and accordingly he has hereunto set his hand this 16th day of April, 2004.

                                         /s/ John F. Fitzpatrick
                                         ---------------------------------
                                         John F. Fitzpatrick, Incorporator

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